Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007, relating to the consolidated financial statements and financial statement schedule of IRIDEX Corporation, which appears in IRIDEX Corporation’s Annual Report on Form 10-K for the year ended December 30, 2006.
/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
December 6, 2007